HENDERSON GLOBAL FUNDS

MULTI-CLASS PLAN

WHEREAS, the Henderson Global Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with authorized separate series including Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson International Select Equity Fund, Henderson Strategic Income Fund, Henderson Unconstrained Bond Fund, and Henderson US Growth Opportunities Fund (collectively, the “Funds” and each, a “Fund”); and

WHEREAS, Henderson Global Investors (North America) Inc. (“Henderson”) serves as investment adviser for the Trust and Foreside Fund Service, LLC (the “Distributor”) serves as the principal underwriter and distributor for the Trust; and

WHEREAS, as described in its prospectus, the Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson International Select Equity Fund, Henderson Strategic Income Fund, Henderson Unconstrained Bond Fund, and Henderson US Growth Opportunities Fund have established multiple classes enabling each Fund to offer investors the option of:  (a) purchasing shares with a front-end sales load (which may vary among Funds) and a distribution and service fee, as described in the Trust’s Rule 12b-1 Plan (“Class A shares”); and (b) purchasing shares without a front-end sales load, but subject to a Contingent Deferred Sales Charge (“CDSC”) and a distribution and service fee, as described in the Trust’s Rule 12b-1 Plan (“Class C shares”); and

WHEREAS, as described in its prospectus, the Henderson International Opportunities Fund has established an additional class enabling it to offer investors the option of purchasing shares without a front-end sales load or CDSC, but subject to a distribution fee as described in the Trust’s Rule 12b-1 Plan (“Class R shares”); and

WHEREAS, as described in its prospectus, the Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson International Select Equity Fund, Henderson Strategic Income Fund, Henderson Unconstrained Bond Fund, and Henderson US Growth Opportunities Fund have established an additional class enabling it to offer investors the option of purchasing shares without a front-end sales load, CDSC or a distribution or service fee as described in the Trust’s Rule 12b-1 Plan (“Class I shares”); and

WHEREAS, as described in its prospectus, the Henderson European Focus Fund, Henderson Global Technology Fund, Henderson International Opportunities Fund and Henderson Strategic Income Fund have established an additional class enabling it to offer investors the option of holding, exchanging into and reinvesting dividends in shares without a front-end sales load, but subject to a CDSC and a distribution and service fee, as described in the Trust’s Rule 12b-1 Plan (“Class B shares”); and

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan as follows:

1.   Each class of shares of each Fund will represent interests in the same portfolio of investments of a Fund and be identical in all respects to each other class of a Fund, except as set forth below.  The only differences among the various classes of shares of the same Fund will relate solely to the following:  (a) different distribution fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; and (b) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Fund upon approval by a majority of the members of the Board of Trustees of the Trust (the “Trustees”), including a majority of the Trustees who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Funds (the “Independent Trustees”).

2.   Under this Multi-Class Plan, certain expenses may be attributable to a Fund, but not to a particular class thereof.  All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes.  Expenses that are attributable to a particular Fund, but not to a particular class thereof, will be borne by each class of such series on the basis of the relative aggregate net assets of the classes.  Notwithstanding the foregoing, the distributor, the investment adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to such class including the following:  (a) any distribution and service fees associated with the Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); and (b) any class expenses determined by the Trustees to be attributable to such class.

3.   After a shareholder’s Class B shares have been outstanding for eight years, they will automatically convert to Class A shares of the same Fund at the relative net asset values of the two classes.  Class B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Class A shares on a pro rata basis with the Class B shares.

4.   A shareholder’s shares of one class of a Fund may be converted to shares of another class of the same Fund upon receipt of instructions from a financial intermediary offering Fund shares through a fee-based or wrap program, provided that the intermediary has entered into an agreement with Henderson, the Fund or the Distributor governing such conversion and the shareholder meets the eligibility requirements of the class of shares into which the shareholder will be converted.  If a shareholder no longer meets the eligibility requirements, such shares may be redeemed or converted to another share class based upon instructions received from the financial intermediary.

5.   Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law.  Any such conversion may be suspended if such a ruling or opinion is no longer available.

6.   To the extent exchanges are permitted, shares of any class of a Fund will be exchangeable with shares of the same class of another Fund as described in the prospectus.  Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.  For purposes of calculating the time period remaining on the conversion of Class B shares to Class A shares, Class B shares received on exchange retain their original purchase date.

7.   Dividends paid by a Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder services fees, service fees and/or class expenses allocated to a class will be borne exclusively by that class.

8.   Any distribution arrangement of a Fund, including distribution fees and front-end and deferred sales loads, will comply with the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

9.   All material amendments to this Plan must be approved by a majority of the Trustees, including a majority of the Independent Trustees.

10.       So long as this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Independent Trustees, and any person who acts as legal counsel for the disinterested trustees shall be “independent legal counsel” as defined in Rule 0-1 under the 1940 Act.

Approved:  August 21, 2001, as amended March 19, 2004, June 9, 2005, December 20, 2005, November 20, 2006, July 15, 2008, December 12, 2008, April 8, 2009, June 24, 2009, June 15, 2010, December 10, 2010, February 3, 2011, December 15, 2011, June 14, 2012, March 21, 2013, December 18, 2013, September 17, 2014, and December 17, 2014.